Exhibit (K)(4)

TENTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

FOR

VOYA SENIOR INCOME FUND

WHEREAS, Voya Senior Income Fund (the "Company") engages in business as a closed- end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, the Company operates as a closed-end interval fund pursuant to Rule 23c-3 under the Act;

WHEREAS, shares of the Company are divided into two classes of stock consisting of a class of Common Stock and a class of Preferred Stock;

WHEREAS, shares of Common Stock of the Company are divided into six series of Common Stock designated Class A, Class C, Class I, Class R, Class T, and Class W Common Stock;

WHEREAS, the Company has adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Company; and

WHEREAS, pursuant to an Underwriting Agreement dated November 18, 2014, the Company employs Voya Investments Distributor, LLC ("Distributor," formerly, ING Investments Distributor, LLC) as distributor of the securities of which it is the issuer; and

NOW, THEREFORE, the Company hereby adopts the Plan, in accordance with Rule 18f-

3 under the Act on the following terms and conditions:

1.FEATURES OF THE SERIES. The Company issues its shares of Common Stock in six series: "Class A Shares," "Class C Shares," "Class I Shares," "Class R Shares," "Class T Shares," and "Class W Shares." Shares of each series of the Company shall represent an equal pro rata interest in the Company and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each series shall have a different designation; (b) each series of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each series shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangement and each series shall have separate voting rights on any matter submitted to shareholders in which the interests of one series differ from the interests of any other series. In addition, Class A, Class C, Class I, Class R, Class T, and Class W Shares shall have the features described in Sections 2, 5 and 6 below.

2.SALES CHARGE STRUCTURE.

(a)CLASS A SHARES. Class A Shares of the Company shall be offered at net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in the Company's prospectus or supplements thereto and shall be subject to reductions and/or waivers as disclosed in the Company's current prospectus or supplements thereto. An early withdrawal charge ("EWC") in such amount as is described in the Company's current prospectus or prospectus supplement shall be imposed on Class A Shares, subject to such waivers or reductions as are described in the Company's prospectus or supplement thereto, subject to the supervision of the Company's Board of Trustees (the "Trustees").

(b)CLASS C SHARES. Class C Shares of the Company shall be offered at the then-current net asset value without the imposition of a front-end sales charge. An EWC in such amount as is described in the Company's current prospectus or prospectus supplement shall be imposed on Class C Shares, subject to such waivers or reductions as are described in the Company's prospectus or supplement thereto, subject to the supervision of the Company's Board of Trustees.

(c)CLASS I SHARES. Class I Shares may be offered to certain institutional investors and individuals, and to certain investors holding Fund investments through omnibus accounts in the name of their financial intermediaries, as indicated in the Company's current prospectus or supplements thereto, at the then-current net asset value without the imposition of an EWC. A minimum initial investment for Class I Shares is imposed as described in the Company's current prospectus or supplements thereto.

(d)CLASS R SHARES. Class R Shares of the Company shall be offered at net asset value without the imposition of a sales charge at the time of purchase. Class R Shares shall not be subject to an EWC.

(e)CLASS T SHARES. Class T Shares of the Company shall be offered at net asset value plus an initial sales charge. The front-end sales charge shall be in such amount as is disclosed in the Company's prospectus or supplements thereto and shall be subject to reductions and/or waivers as disclosed in the Company's current prospectus or supplements thereto. Class T Shares generally shall not be subject to an EWC.

(f)CLASS W SHARES. Class W Shares may be offered to certain institutional investors, including wrap program sponsors, as indicated in the Company's current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge or an EWC. A minimum initial investment for Class W Shares is imposed as described in the Company's current prospectus or supplements thereto.

3.SERVICE AND DISTRIBUTION PLANS. Class A Shares, Class C Shares, Class R Shares, and Class T Shares of the Company have adopted a Rule 12b-1 plan each with the following terms:

(a)CLASS A SHARES. Class A Shares of the Company may pay Distributor monthly a fee at the annual rate of 0.25% of the average daily net assets of the Company's Class

A Shares for service activities (as defined in paragraph (e), below) as designated by Distributor. Distributor, on behalf of Class A Shares, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Company's Class A Shares for service activities (as defined in paragraph (e), below) rendered to Class A shareholders.

(b)CLASS C SHARES. Class C Shares of the Company may pay Distributor monthly a fee at the annual rate of 0.75% of the average daily net assets of the Company's Class C Shares for distribution or service activities (as defined in paragraph (e), below), as designated by Distributor. Distributor, on behalf of Class C Shares of the Company, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Company's Class C Shares for service activities (as defined in paragraph (e), below) rendered to Class C shareholders.

(c)CLASS R SHARES. Class R Shares of the Company may pay Distributor monthly a fee at the annual rate of 0.50% of the average daily net assets of the Company's Class R Shares for distribution or service activities (as defined in paragraph (e), below), as designated by Distributor. Distributor, on behalf of Class R Shares of the Company, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Company's Class R Shares for service activities (as defined in paragraph (e), below) rendered to Class R shareholders.

(d)CLASS T SHARES. Class T Shares of the Company may pay Distributor monthly a fee at the annual rate of 0.25% of the average daily net assets of the Company's Class T Shares for distribution or service activities (as defined in paragraph (e), below) as designated by Distributor. Distributor, on behalf of Class T Shares, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Company's Class T Shares for service activities (as defined in paragraph (e), below) rendered to Class T shareholders.

(e)DISTRIBUTION AND SERVICE ACTIVITIES.

(i)As used herein, the term "distribution services" shall include services rendered by Distributor as distributor of the shares of the Company in connection with any activities or expenses primarily intended to result in the sale of shares of the Company, including, but not limited to, compensation to registered representatives or other employees of Distributor or to other broker-dealers that have entered into an Authorized Dealer Agreement with Distributor, compensation to and expenses of employees of Distributor who engage in or support distribution of the Company's shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

(ii)As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in the Company, excluding transfer agent and sub-transfer agent services for beneficial owners of shares of the Company, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing sub-accounting services for Company shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the Financial Industry Regulatory Authority ("FINRA") adopts a definition of "service fee" for purposes of FINRA Conduct Rule 2830 that differs from the definition of "service activities" hereunder, or if the FINRA adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the Board of Trustees, to conform to such FINRA definition. Overhead and other expenses of Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

4.COMPLIANCE STANDARDS. The Company desires that investors in the Company select the sales financing method that best suits his or her particular financial situation. In this connection, Distributor may encourage Authorized Dealers to establish standards which govern sales of shares of the Company to assist investors in making investment decisions and to help ensure proper supervision of purchase recommendations.

5.ALLOCATION OF INCOME AND EXPENSES.

(a)The gross income of the Company shall, generally, be allocated to each series on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses and Transfer Agency Expenses, each as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each series of the Company. These expenses include:

(i)Expenses incurred by the Company (for example, fees of Trustees, auditors and legal counsel) not attributable to the Company or to a particular series of shares of the Company ("Corporate Level Expenses"); and

(ii)Expenses incurred by the Company not attributable to any particular series of the Company's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Company's assets) ("Company Expenses").

(b)Expenses (other than Transfer Agency Expenses, as defined below) attributable to a particular series ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific series; (iii) Blue Sky registration fees incurred by a series; (iv) SEC registration fees incurred by a series; (v) the expense of administrative personnel and services to support the shareholders of a specific series; (vi) litigation or other legal expenses relating solely to one series; and (vii) trustees' fees incurred as a result of issues relating to one series. Expenses in category

(i)above must be allocated to the series for which such expenses are incurred. All other "Class Expenses" listed in categories (ii) through (vii) above may be allocated to a series but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

Therefore, expenses of the Company shall be apportioned to each series of shares depending on the nature of the expense item. Corporate Level Expenses and Company

Expenses will be allocated among the series of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular series to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a series, it shall be charged to the Company for allocation among series, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one series of shares shall not be so allocated until approved by the Board of Trustees of the Company in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.

(c)Transfer agency fees and expenses, including any expenses of broker- dealers, sub-transfer agents and other third parties providing shareholder services to shareholders of the Company ("Transfer Agency Expenses"), shall be allocated to each series of the Company as set forth below:

(i)Transfer Agency Expenses attributable to Class I Shares of the Company shall be allocated exclusively to Class I Shares of the Company and shall be subtracted from the gross income of the Company attributable to such Class I Shares; and

(ii)Transfer Agency Expenses attributable to all other series of the Company shall be allocated to all series of the Company, other than Class I Shares, on a pro rata basis in accordance with the relative net assets of each series of the Company (other than Class I Shares) in relation to the net assets of the Company (excluding the net assets of the Company attributable to Class I Shares) and shall be subtracted from the gross income attributable to each such series of the Company.

6.EXCHANGE PRIVILEGES. Shares of one series of the Company (other than shares of Class T series) may be exchanged for shares of that same series of any other Voya fund without payment of an EWC or additional front-end sales charge, if any. Class T Shares of the Company are not eligible for exchange into shares of any other Voya Fund. A sales charge equal to the excess, if any, of the sales charge rate applicable to the shares being acquired over the sales charge rate previously paid, may be assessed on exchanges from the Company. If a shareholder exchanges and subsequently redeems his or her shares for shares of an open-end Voya fund, the EWC from the Company will continue to apply, not the contingent deferred sales charge ("CDSC") of the Voya fund into which shares were exchanged. Likewise, if a shareholder exchanges and subsequently redeems his or her shares from another Voya fund for shares of the Company, the amount of the CDSC, if any, will be determined by the schedule of the Voya fund in which the original investment was made. In either an exchange out of, or into, the Company, any applicable EWC or CDSC fee will be based on the full period of share ownership.

A shareholder may exchange shares of one series of Common Stock of the Company (other than shares of Class T series) for shares of a different series of Common Stock of the Company, which the shareholder is eligible to purchase, subject to the discretion of the Distributor to permit or reject such an exchange; provided that shares that are subject to a CDSC may not be exchanged for Class T Shares until the CDSC period has expired. Class T Shares of Company are not eligible for exchange into shares of any other series of Common Stock of the Company.

7.CONVERSION FEATURES. A shareholder's Class C Shares will automatically convert to Class A Shares in the Company after the tenth anniversary of the issuance of the Class C Shares, together with a pro rata portion of all Class C Shares representing dividends and other distributions paid in additional Class C Shares. The conversion of Class C Shares to Class A shares is subject to any restrictions or eligibility requirements described in the prospectus of the relevant Fund as may be in effect from time to time. The conversion of Class C shares into Class A Shares may be limited or eliminated on the basis of tax considerations.

8.QUARTERLY AND ANNUAL REPORTS. The Trustees, including the Independent Trustees, shall receive quarterly and annual statements concerning all allocated distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the 1940 Act, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular series of shares will be used to justify any distribution or servicing fee or other expenses charged to that series. Expenditures not related to the sale or servicing of a particular series shall not be presented to the Trustees to justify any fee attributable to that series.

9.ACCOUNTING METHODOLOGY.

(a)The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

(i)On a daily basis, a fund accountant shall calculate the Plan Fee to be charged to each 12b-1 series of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective series to the result of that calculation.

(ii)The fund accountant will allocate designated Class Expenses, if any,

to the respective series.

(iii)The fund accountant shall allocate income and Corporate Level and Company Expenses among the respective series of shares based on the net asset value of each series in relation to the net asset value of the Company for Company Expenses, and in relation to the net asset value of the Company for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

(iv)The fund accountant shall then complete a worksheet, developed for purposes of complying with this Section of this Plan, using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (i) and

(ii)above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

(v)The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

10.WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Company, by the Company's underwriter or any other provider of services to the Company without the prior approval of the Company's Board of Trustees.

11.EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Company and (b) those Trustees of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

12.MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 11 hereof.

13.LIMITATION OF LIABILITY. The Trustees of the Company and the shareholders of the Company shall not be liable for any obligations of the Company under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Company in settlement of such right or claim, and not to such Trustees or shareholders.

Last Approved: March 18, 2020

Last Amended: March 18, 2020 to adjust provision 8, Quarterly and Annual Reports.